Exhibit 10.8

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Due On Demand

Customer # 4006463	Loan # 0001

DEMAND LINE OF CREDIT NOTE

$ 7,500,000.00	AUGUST 30, 1999

FOR VALUE RECEIVED, THE UNDERSIGNED BORROWER (THE “Borrower”), promises to pay to the order of FIRSTAR BANK, MILWAUKEE, N.A.         (the “Bank”), the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($7,500,000.00 ), or such lesser amount as may be outstanding hereunder from time to time, ON DEMAND.

Interest

The unpaid principal balance will bear interest at an annual rate described in the Interest Rate Rider attached to this Note.

Interest Payment Schedule

Principal is payable ON DEMAND.

Interest is payable beginning SEPTEMBER 30, 1999, and on the same date of each CONSECUTIVE month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final payment with the payment of principal.

Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

Principal amounts remaining unpaid after demand for payment has been made of the occurrence of automatic acceleration hereunder shall bear interest from and after that date in time until paid at a rate of 3% per annum plus the rate otherwise payable hereunder.

In no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount previously collected against the balance due or return the amount to the Borrower.

This Note may be prepaid in full or in part at any time without premium.

All amounts outstanding under this Note and all related documents are due ON DEMAND. Notwithstanding the foregoing, the unpaid principal balance of this Note, together with all interest accrued thereon and other amounts accrued hereunder, shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which is hereby waived, if any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit to creditors shall be commenced under any federal or state law by or against the Borrower.

Without affecting the liability of any Borrower, endorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note, or agree not to sue any party liable on it. The Borrower and all endorsers, sureties and guarantors hereby waive presentment, protest, demand and notice of dishonor.

This Note is issued under Demand Line of Credit Agreement dated as of the date hereof, to which Agreement reference is made for a statement of the terms and conditions under which loans evidenced hereby were or may be made and for a description of such collateral securing this Note.

INTEREST RATE RIDER

This Rider is made part of the Demand Line of Credit Note (the “Note) in the original amount of $ 7,500,000.00 by the undersigned borrower (the “Borrower”) in favor of FIRSTAR BANK MILWAUKEE, N.A. (the “Bank”) as of the date identified below. The following interest rate description is hereby added to the Note:

1. Interest Rate Options. Interest on each advance hereunder shall accrue at one of the following per annum rates selected by Borrower (1) Upon notice to the Bank,          **         % plus the prime rate announced by the Bank from time to time, as and when such rate change (such rate the “Floating Rate”), or (ii) upon two (2) banking days prior notice,         **         % plus the 1, 2, 3, 6, 9 or 12 month LIBOR rate quoted by the Bank (which shall be the LIBOR rate in effect two banking days prior to commencement of the LIBOR loan advance) a “LIBOR Rate Loan”). If a LIBOR Rate Loan is prepaid, whether by the Borrower, as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of 0 or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Market as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short term nature of the facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. In the event the Borrower does not timely select another interest rate option for a stated period after a LIBOR Rate Loan expires, the Floating Rate shall apply. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each rate option selected shall apply to a minimum principal amount of $0.00 For determining time and payment dates on LIBOR Rate Loans, the London business day shall be the standard convention.

2. Notwithstanding the Bank’s willingness and agreement to provide LIBOR Rate Loan(s) to the Borrower, Borrower acknowledges that this remains a demand facility and the Bank can demand payment of all of the obligations at any time, including all LIBOR Rate Loans that would otherwise remain outstanding for their established term but for demand for payment by the Bank.

**	One of the following applicable margin amounts (“Interest Rate Margin Adjustments”)

Ratio of Senior Funded Debt/ EBITDA ***	Prime Margin	LIBOR Margin
<1.50 x 1.0	-.75%	1.25%
≥1.50 x 1.0 but <2.00 x 1.0	-.50%	1.50%
≥2.00 x 1.0 but <2.50 x 1.0	-.25%	1.75%
≥2.50 x 1.0 but <3.00 x 1.0	0%	2.00%
>3.00 x 1.0	0%	2.25%

***	(as defined and adjusted per the attached addendum)

Dated as of : August 9, 1999
Zero Zone, Inc.
(Individual Borrower)	Borrower Name (Organization)

(SEAL)	a Wisconsin Corporation

Borrower Name N/A	By	/s/ John Duimstra
Name and Title John Duimstra, Treasurer

(SEAL)
Borrower Name N/A	By	/s/ Jack Van Der Ploeg
Name and Title Jack Van Der Ploeg, President

ADENDUM TO INTEREST RATE RIDER

TO $7,500,000 DEMAND NOTE (ZERO ZONE, INC.)

3. Definitions for Interest Rate Rider Margin Adjustment:

As used in the Interest Rate Rider.

a.	“EBITDA” means, with reference to any period, Borrower’s net income for such period plus all amounts deducted in arriving at such net income amount in respect to (i) interest expense for such period, plus (ii) federal, state and local income taxes for such period for Borrower, or, in the case of a Subchapter S Corporation, attributable to Borrower’s shareholders in respect to their shareholder interests, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets under generally accepted accounting principles during such period; plus all extraordinary and unusual items for such period not to exceed $500,000 in the aggregate.

b.	“Senior Funded Debt” shall mean, for each measuring period, the principal amount of Indebtedness then outstanding to Bank under Borrower’s $7,500,000 demand line of credit facility, under all capital leases, and under any other credit facilities not subordinated to Borrower’s indebtedness to Bank on terms satisfactory to Bank.

Capitalized terms not otherwise defined in the Demand Line of Credit Agreement or Demand Note shall have the meanings provided for in the Direct Pay Letter of Credit and Reimbursement Agreement between Bank and Borrower of even date herewith.

4. Adjustment of Interest Rate Margin Amounts:

The ratio of Senior Funded Debt to EBITDA shall be measured by Bank at and as of the end of each calendar quarter on a rolling four quarter basis and any Interest Rate Margin Adjustments provided for above shall be effective as follows as to all then outstanding loans:

a.	for all outstanding floating rate loans, on the first day of the month subsequent to Bank’s receipt of financial statements evidencing a change in the ratio of Senior Funded Debt to EBITDA; and

b.	for all outstanding LIBOR Rate Loans on the first day after the expiration of the then current interest period.

All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Demand Line of Credit Note, are hereby expressly incorporated by reference.

The Borrower hereby acknowledges the receipt of a copy of the Note.

Zero Zone, Inc.
(Individual Borrower)	(Borrower Name Organization)

(SEAL)	a Wisconsin Corporation

Borrower Name	By	/s/ John Duimstra
Name and Title John Duimstra, Treasurer

(SEAL)	By	/s/ Jack Van Der Ploeg
Borrower Name	Name and Title Jack Van Der Ploeg, President